Exhibit 10.3

G-III Apparel Group, Ltd.

March 13, 2013

Mr. Sammy Aaron

17 Ormond Park Road

Brookville, New York 11545

Dear Mr. Aaron:

This letter agreement, when executed by you, shall constitute an amendment to the Employment Agreement (the “Agreement”), dated July 11, 2005, as amended, between G-III Apparel Group, Ltd. (the “Company”) and you.

The Company and you hereby agree that Section 3(b) of the Agreement shall be amended by the addition of the following language after the Pre-Tax Income table:

“provided, however, that, with respect to each fiscal year of the Company commencing with the fiscal year ending January 31, 2014, (i) no cash bonus shall be payable hereunder unless the Company’s Pre-Tax Income shall exceed $10,000,000 for such fiscal year and (ii) the maximum annual cash bonus payable with respect to such fiscal year shall be no more than two times the target annual bonus for such fiscal year based on the budgeted Pre-Tax Income for such fiscal year as determined no later than April 30 of such fiscal year by the Compensation Committee of the Board of Directors, and shall be payable no later than April 15 of the following year.”

This Letter Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission, or in “PDF” format circulated by electronic means, shall be deemed to be an original signature hereto.

Except as modified herein, all terms and provisions of the Agreement continue in full force and effect. If the foregoing accurately sets forth our agreement, please execute this letter and return it to the undersigned.

Very truly yours,

G-III APPAREL GROUP, LTD.

By:	/s/ Wayne S. Miller

Accepted and agreed to:

/s/ Sammy Aaron
Sammy Aaron